Exhibit 99.1

The Zcash ETF (Ticker: ZCSH) Grows AUM to More Than $500 Million Following NYSE Arca Debut

AUM growth coincides with the launch of ZCSH options trading on NYSE Arca. ZCSH remains the only exchange-traded product in the world offering spot exposure to ZEC.

STAMFORD, Conn., Sept. 8, 2026 (GLOBE NEWSWIRE) -- The Zcash ETF (Ticker: ZCSH) (“ZCSH” or the “Fund”) today announced that its AUM has grown to more than $500 million, marking a significant milestone two weeks after its August 25, 2026 launch on NYSE Arca and underscoring financial privacy as an emerging investment theme within the digital asset ecosystem.

This increase in assets coincides with the launch of ZCSH options trading on NYSE Arca earlier today, giving investors familiar, exchange-traded tools to manage risk, generate income, and express their market views.

The Fund is an exchange-traded product that is not an investment company registered under the Investment Company Act of 1940 (the "1940 Act") and therefore is not subject to the same regulations and protections as 1940 Act-registered ETFs and mutual funds. An investment in ZCSH is subject to significant risk and heightened volatility and is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in ZEC.

The asset increase includes approximately $100 million resulting from DCG International Investments Ltd. (the “Investor”)* acquiring shares of ZCSH having an aggregate value of approximately $100 million. The transaction was completed through an Authorized Participant in exchange for 85,705.32563297 Zcash (ZEC) tokens. As previously disclosed, the Sponsor and the Investor had been in discussions regarding an arrangement for the Investor to acquire ZCSH shares in exchange for approximately 200,000 ZEC, which reflected an intent to invest approximately $100 million based on the market value of ZEC at the time of such disclosure. Consistent with such intent, DCG contributed 85,705.32563297 ZEC in exchange for shares of ZCSH having an aggregate value of approximately $100 million. The shares acquired by the Investor have no preference features and are economically the same as other shares of the Fund.

“The latest AUM milestone includes ZCSH seeing cumulative inflows of more than $70 million in the two weeks since launching as an ETP, in addition to the Investor’s $100 million investment. Together, these inflows meaningfully increase the scale of the Fund as we continue working to broaden investor exposure to ZEC,” said Steve Vanourny, Head of Index at Grayscale.

ZCSH began trading on NYSE Arca on August 25, 2026. At launch, it was the first exchange-traded product in the world to offer spot exposure to ZEC, a digital asset built for private, decentralized value transfer. Today, ZCSH is the only ETP in the world that allows investors to access ZEC exposure through their brokerage accounts without the operational complexities of purchasing and safeguarding the asset directly.

Launched in 2016, Zcash pairs Bitcoin-like features, including a 21-million-coin supply cap and Proof-of-Work consensus, with optional transaction privacy. Users can transact transparently or privately by shielding sender, recipient and amount information while preserving network verification. Viewing keys also enable holders to selectively disclose transaction details to auditors, counterparties or regulators.

For more information about ZCSH, please visit thezcashetf.com.

*DCG International Investments Ltd. is a wholly owned, indirect subsidiary of Digital Currency Group, Inc. ("DCG"). DCG is the indirect parent company of Grayscale Investments Sponsors, LLC, the Fund's sponsor (the "Sponsor"). Accordingly, the Investor is an affiliate of both the Sponsor and the Fund.

DCG and its affiliates and subsidiaries from time to time sell or otherwise monetize their digital asset holdings, including $ZEC (Zcash) and $TAO (the native token of the Bittensor network), in order to fund operating expenses and capital investments, as well as for purposes including to hedge exposures and realize investment gains. In addition, DCG and its affiliates may buy and/or sell additional shares of ZCSH in the future from time to time.

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This information must be preceded or accompanied by The Zcash ETF prospectus, which may be obtained on the Fund's website. Please read the prospectus carefully before investing.

Investing in digital assets involves significant risk and heightened volatility, including possible loss of principal. An investment in the Fund is not suitable for all investors, may be deemed speculative and is not intended as a complete investment program. An investment should be considered only by persons who can bear the risk of total loss associated with an investment in the Fund.

This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change.

This press release is not an offer to sell or the solicitation of an offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

Extreme volatility of trading prices that many digital assets have experienced in recent periods, and may continue to experience, could have a material adverse effect on the value of the Fund and the shares could lose all or substantially all of their value. Digital assets represent a new and rapidly evolving industry. The value of the Fund depends on the acceptance of digital assets, the capabilities and development of blockchain technologies and the fundamental investment characteristics of the digital asset. Digital asset networks are developed by a diverse set of contributors and the perception that certain high-profile contributors will no longer contribute to the network could have an adverse effect on the market price of the related digital asset. Digital assets may have concentrated ownership and large sales or distributions by holders of such digital assets could have an adverse effect on the market price of such digital assets.

Foreside Fund Services, LLC is the marketing agent for ZCSH.

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